Krane Funds Advisors, LLC

1350 Avenue of the Americas, 2nd Floor

New York, New York 10019

January 2, 2013

KraneShares Trust

1350 Avenue of the Americas, 2nd Floor

New York, New York 10019

Re:       Subscription for the Purchase of Shares of Beneficial Interest of the KraneShares Trust

Ladies and Gentlemen:

Krane Funds Advisors, LLC (hereinafter, “we”) hereby subscribes to purchase shares of beneficial interest (the “Shares”) of the following series of KraneShares Trust (the “Trust”) in the aggregate amount of $100,000 as the initial capital of the Trust, as follows:

Fund	Number of Shares	Price per Share	Aggregate Price
KraneShares Dow Jones China Select Dividend ETF	5,000	$20.00	$100,000

We will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933 and the Investment Company Act of 1940. We will purchase the Shares for investment purposes and not with the intent of redeeming or reselling. We will purchase the Shares pursuant to Section 14 of the Investment Company Act of 1940 in order to provide the seed capital for the Trust prior to the commencement of the public offering of its Shares.

We consent to the filing of this letter as an exhibit to the Form N-1A registration statement of the Trust.

KraneShares Trust

January 2, 2013

If you agree to these terms, please acknowledge your agreement and acceptance below.

Sincerely,

/s/ Jonathan Krane

Name: Jonathan Krane

Title: Chief Executive Officer,

Krane Funds Advisors, LLC

Agreed and accepted as of January 2, 2013:

KraneShares Trust

/s/ Jonathan Krane

By: Jonathan Krane

Title: Trustee and Chairman of the Board of Trustees